Ohr Pharmaceutical, Inc. 10-K

Exhibit 10.11(c)

OHR PHARMACEUTICAL, INC.

2016 CONSOLIDATED STOCK INCENTIVE PLAN

Restricted Stock Agreement

No. of shares subject to
Restricted Stock Agreement:

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of the [_______] day of [________], by and between OHR PHARMACEUTICAL, INC., a Delaware corporation (the “Company”), and [____________] (the “Participant”), is made pursuant and subject to the provisions of the Ohr Pharmaceutical, Inc. 2016 Consolidated Stock Incentive Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.

Restricted Stock Award. Pursuant to the Plan, the Company, on [_________] (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, [_____] shares of the Common Stock of the Company (the “Shares”). The Shares shall be nontransferable and forfeitable until the time they vest and become nonforfeitable as described herein. The Shares will vest and become nonforfeitable as hereinafter provided.

The Shares are subject to the following terms and conditions:

2.

Vesting of the Shares.

(a)

In General. Subject to earlier vesting or forfeiture as provided below, the Shares shall become vested and exercisable [immediately] [on the following dates, provided that the Participant has been continuously employed by the Company or an Affiliate from the Date of Grant until each such time:

Vesting Date	Percentage of Shares Vested

1

(b)

Death or Disability. Notwithstanding the foregoing, the Shares shall fully vest and become nonforfeitable, to the extent not then previously vested, in the event the Participant’s employment with the Company and its Affiliates is terminated as a result of the Participant’s death or Disability, prior to the termination of the Participant’s rights under any other provision of this Agreement. For purposes of this Agreement, the Participant shall be considered to have a “Disability” if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Committee, in its sole discretion, shall determine, for purposes of this Agreement, whether the Participant has incurred such a Disability and whether the Participant has terminated employment on account of such a Disability.

(c)

Change in Control. Notwithstanding the foregoing, the Shares shall fully vest and become nonforfeitable as of the Control Change Date, to the extent not then previously vested, in the event that (i) the Company experiences a Change in Control prior to the termination of the Participant’s rights under any other provision of this Agreement and (ii) and no provision is made therein for the continuance, assumption or substitution of the Shares by the Company or its successor in connection with such Change in Control, provided the Participant has been continuously employed by the Company or an Affiliate from the Date of Grant until the Control Change Date.

(d)

[Business Development Transaction. Notwithstanding the foregoing, the Shares shall fully vest and become nonforfeitable, to the extent not then previously vested, upon execution of a definitive agreement for a licensing, partnership, or other business development transaction for the OHR-102 program or publication of new successful clinical trial data for the OHR-102 program, prior to the termination of the Participant’s rights under any other provision of this Agreement, provided the Participant has been continuously employed by the Company or an Affiliate from the Date of Grant until the date of execution of such agreement or publication of such data.]

3.

Forfeiture of the Shares.

(a)

The Shares will become vested and nonforfeitable, if at all, no later than [____________ __, ____]. The Shares that are not vested and nonforfeitable by such time will be forfeited automatically at the close of business on that date or, if earlier, at the time the Shares may no longer become vested and nonforfeitable under any circumstances.

(b)

Shares that are not vested and nonforfeitable pursuant to Section 2 as of the date of termination of the Participant’s service with the Company and its Affiliates will be forfeited automatically at the close of business on that date (or, if earlier, in connection with the termination of the Participant’s service with the Company and its Affiliates for Cause).

2

(c)

In no event may the Shares become vested and nonforfeitable, in whole or in part, after forfeiture pursuant to Sections 3(a) or (b) above.

4.

Withholding of Taxes. The Participant shall pay to the Company in cash, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local income or employment taxes required by law to be withheld with respect to the Shares. The Company, to the extent applicable law permits, may allow the Participant to pay such withholding amounts (a) by surrendering (actually or by attestation) shares of Common Stock that the Participant already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months (but only for the minimum required withholding), (b) by a cashless exercise through a broker, (c) by means of a “net exercise” procedure, (d) by such other medium of payment as the Committee in its discretion shall authorize ,or (e) any combination of the allowable methods of payment set forth above. To the extent permitted by law, the Company shall have the right to deduct any such taxes from any payment otherwise due to such Participant, whether or not under the Plan.

5.

Nontransferability. The Shares are nontransferable while such Shares remain forfeitable. No right or interest of a Participant in the Shares shall be liable for, or subject to, any lien, obligation or liability of the Participant or any transferee.

6.

Shareholder Rights. While the Shares may be forfeited and are nontransferable, the Participant will have all rights of a stockholder with respect to the Shares, including the right to receive dividends and vote the shares; provided, however, that during such period (a) a Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares, (b) the Company shall retain custody of any certificates evidencing the Shares and (c) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to this Agreement. In lieu of retaining custody of the certificates evidencing Shares granted pursuant to this Agreement, the shares of Common Stock granted pursuant to this Agreement may, in the Company’s discretion, be held in escrow by the Company or recorded as outstanding by notation on the stock records of the Company until the Participant’s interest in such Shares vest.

7.

Agreement to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

8.

Tax Consequences. The Participant acknowledges (a) that there may be adverse tax consequences upon acquisition, vesting and/ or disposition of the Shares, (b) that Participant should consult a tax adviser prior to such acquisition or disposition, and (c) that in the event of a Change in Control, benefits may be limited pursuant to Article XV of the Plan. The Participant is solely responsible for determining the tax consequences of the Shares and for satisfying the Participant’s tax obligations with respect to the Shares (including, but not limited to, any income or excise tax as resulting from the application of Code Sections 83, 409A, or 4999), and the Company and its Affiliates shall not be liable if this Award is subject to Code Section 409A or 4999.

3

9.

Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share, such fractional share shall be disregarded.

10.

Change in Capital Structure. The terms of this Agreement shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

11.

Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to this Agreement, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

Ohr Pharmaceutical, Inc.

800 Third Ave, 11th Floor

New York, NY 10022

Attention: Chief Financial Officer

If to the Participant:

_________________________________________

12.

No Right to Continued Employment or Service. Neither the Plan, the granting of the Shares nor any other action taken pursuant to the Plan or this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

13.

Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, transferees and personal representatives of the Participant and the successors of the Company.

14.

Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

15.

Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

16.

Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the shares of Common Stock shall not be issued if the issuance thereof would result in a violation of any such law.

4

17.

Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that this Agreement be exempt from Code Section 409A. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that the Agreement is subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Code Section 409A.

18.

Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

19.

Section 83(b) Election. If the Participant makes an election under Section Code Section 83(b) to be taxed with respect to the Restricted Stock Award as of the date of transfer of the Date of Grant rather than as of the date or dates upon which the Participant would otherwise be taxable under Code Section 83(a), the Participant shall deliver a copy of such election to the Company at or prior to the time of filing such election with the Internal Revenue Service. Neither the Company nor any Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

20.

Governing Law. This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

[Signature page to follow]

5

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

OHR PHARMACEUTICAL, INC.

By:
Name:
Title:

PARTICIPANT:

6